Exhibit 99.1
Dolphin Digital Media Announces Debt to Equity Conversion
Agreement
MIAMI, January 5, 2011 (GLOBE NEWSWIRE) — Dolphin Digital Media, Inc. (OTCBB: DPDM) (“Dolphin Digital Media” or the “Company”) (http://www.dolphindigitalmedia.com), a creator of secure social networking websites for children utilizing groundbreaking fingerprint identification technology, is pleased to announce that it has entered into an agreement for a debt to equity conversion of a promissory note and its accrued coupon owed to T Squared Capital LLC (“T Squared Partners”), a private investment firm. Under the terms of the agreement, effective December 30, 2010, the Company will convert $500,000 of convertible notes and accrued interest into Series A Preferred Stock at a conversion price of $0.25 per share. The conversion price represents a 178% premium over Dolphin’s closing stock price of $0.09 on December 29, 2010.
“We are very pleased that T Squared Partners have chosen to further support Dolphin Digital Media through their conversion of debt to equity ownership, which substantially strengthens our balance sheet,” said Bill O’Dowd, Chief Executive Officer of Dolphin Digital Media. “Given the recent progress and expansion of our business model, coupled with the support from our investors and shareholders, we are excited about 2011.”
“We are very impressed with the progress made by Dolphin Digital Media over the past several months,” stated Mark Jensen, Co-Founder and Portfolio Manager of T Squared Partners. “The need for Internet security for children worldwide is greater than ever as parents are continually faced with the challenges of protecting their children against cyber-bullying and online predators. We believe that Dolphin’s products not only provide online safety and security for the children of the world, but also enable them to experience high-quality entertainment and educational content via Dolphin Digital Studios and the Company’s Dolphin Surf social network. We look forward to following the continued success of the Dolphin Digital Media team as they continue to roll out their exciting suite of products.”
ABOUT T SQUARED CAPITAL LLC
T Squared Partners is a fundamentally oriented private investment firm focusing on high-growth micro-cap public and private companies. The fund’s philosophy is to work with companies to enhance their shareholder value through friendly investment structures in addition to providing industry-leading strategic advice. T Squared Partners provides its companies with capital for the following objectives: expansion capital, working capital, acquisition capital and restructuring capital.

ABOUT DOLPHIN DIGITAL MEDIA, INC.
Dolphin Digital Media, Inc. is dedicated to the twin causes of online safety for children and the production of high-quality digital content. By creating and managing child-friendly social networking websites utilizing state-of the-art fingerprint identification technology, Dolphin Digital Media has taken an industry-leading position with respect to Internet safety. Also, with the launch of Dolphin Digital Studios, the Company is at the forefront of the growing digital entertainment sector. Please visit http://www.dolphindigitalmedia.com for more information.
SAFE HARBOR STATEMENT
This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for markets and the demand for products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.
Contact:
Dolphin Digital Media, Inc.
Amanda Magid
(305) 774-0407
amanda@dolphindigitalmedia.com
Investor Relations:
RedChip Companies, Inc.
Jon Cunningham
(407) 644-0758, Ext. 107
jon@redchip.com
http://www.RedChip.com
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Sources: Dolphin Digital Media, Inc.